EXHIBIT 10.37.2

Personal & Confidential

July 17, 2000

Mr. Jim Bursey
c/o JetForm Corporation
560 Rochester Street
Ottawa, Ontario   K1S 5K2

Dear Jim:

Further to the Employment Agreement and Employment Agreement Addendum dated February 8th, 2000, this letter confirms the mutual understanding by both parties that the end date of the agreement has been amended to July 31st, 2000 for all purposes from the original outlined end date of October 31st, 2000. As such, this letter serves to outline the agreed terms of the Employment Agreement based upon execution in accordance with Article 3.1 (d).

Salary Continuance

As stipulated in your Employment Agreement, JetForm will provide salary continuance for the period of eighteen (18) months commencing on August 1st, 2000 up to and including January 31st, 2002. The salary continuance will be paid in thirty (36) equal payments of $12,500, less statutory deductions, for the payroll deposits of the 15th and 30th of each month.

The salary continuance for the period August 1st, 2000 up to and including January 31st, 2002 has been determined according to the following: o Base salary for the period August 1st, 2000 up to including January 31st, 2002 in the amount of $375,000 o Qualitative Incentive Guarantee paid in the amount of $75,000

Benefit Continuance

You will be provided with continuation of your medical, dental and life insurance benefits until January 31st, 2002, or until otherwise employed full-time and eligible for benefits

Vacation Accrual

You will be provided with a lump sum payment of your unused annual vacation accrued up until your end date of July 31st, 2000 on the pay period of August 15th, 2000.

Outplacement Services

JetForm will provide payment to a third party outplacement service of up to $15,000, provided that Human Resources pre-approves the expense, we will consider payment for services and networking opportunities which are directly related to securing future employment. Any approved expenses would be processed though the JetForm expense reporting process (paper copies of expense reports would be provided for this purpose).

Expenses

Any outstanding expenses should be submitted by August 15th, 2000.

JetForm Stock Option Plan

As outlined in your Employment Agreement, article 3.1(d) all granted stock options will continue to vest during the period of notice, and you will be eligible to exercise options up to 31 days after the end period of January 31st, 2002.

JetForm Property

As discussed, you will be provided with the book value for both your current laptop and PC by the end of this week. Should you wish to purchase this equipment, a cheque should be made payable to JetForm Corporation.

Confidentiality Agreement

We remind you of the confidentiality agreement that you signed on joining the company.

Your Signature is Required

In order to provide you with the termination package as outlined in this letter, we will require your signature, acknowledging your understanding and agreement of the terms and a signed release in the form attached, and return to JetForm by July 17th, 2000.

Please sign this copy and fax both this letter and release to myself directly. If you should have any questions with respect to this letter, please do not hesitate to let me know.

Jim, thank you on behalf of JetForm for your contributions.

Yours truly,

Donna Morris
Vice-President, Human Resources

I agree and accept to the terms of this letter.


Employee:                           Dated:
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RELEASE AND DISCHARGE

FROM: James Bursey

TO:  JetForm Corporation

DATE: July 17, 2000

In consideration of the following paid to me:

     1.   compensation   equivalent   to  payment  for  eighteen   (18)  months,
          equivalent to $450,000 less statutory deductions;

     2.   payment of outstanding vacation balance, less statutory deductions;

     3.   payment for outplacement services up to a limit of $15,000;

I hereby release and forever discharge JetForm and its directors, officers, employees and agents of and from all manner of actions, causes of action, suits, debts, duties, accounts, contracts, claims and demands whatsoever which I now have, ever had or hereafter can, shall or may have for or by reason of any cause, matter or thing whatsoever existing to the present time and arising from my employment with JetForm or from the termination of such employment, including, without limiting the generality of the foregoing all claims and demands for or with respect to salary, remuneration, commission, advances on commission, fringe benefits, vacation pay, severance allowance, termination pay, severance pay, notice of termination, deferred profit sharing plan, employee stock option plan, bonus or any other employment benefit or fringe benefit of any kind whatsoever. The above-mentioned Consideration is inclusive of any and all obligations which JetForm has or might have in the future pursuant to the provisions of any legislation or rule of law pertaining to employment standards or other obligations of JetForm on my termination as an employee. I further agree not to make any claims (including without limitation any cross-claim, counter-claim, third party action or application) against any other person and/or entity which might claim contribution or indemnity against the persons and/or entities discharged by this release. The above-mentioned Consideration is inclusive of indemnity from the persons and/or entities discharged by this release.

James Bursey


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Signature